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                                                                    EXHIBIT 11.1

             ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. and SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE


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                                                           For Years Ended February 28 (29),
                                                         2001            2000              1999
BASIC EARNINGS PER SHARE

     Net income                                       $1,556,388      $1,056,565      $  421,428

       Weighted average number of common shares
       outstanding                                     2,026,075       2,580,604       2,665,567

     Dilutive effect of employee stock options             5,418          16,441          11,776

     Weighted average common shares outstanding,
       assuming dilution                               2,031,493       2,597,045       2,677,343

BASIC EARNINGS PER COMMON SHARE                       $      .77      $      .41      $      .16

DILUTED EARNINGS PER COMMON SHARE                     $      .77      $      .41      $      .16
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